Exhibit 99.1

NetSol Technologies, Inc. News Release

Contacts: Marty Tullio Investor Relations 949.566.9860 marty@investorRR.com	NetSol Technologies: Najeeb U. Ghauri Chairman 818.222.9195 najeeb@netsoltek.com

Akhter Group, a United Kingdom Company, Acquires 49.9 Percent of NetSolConnect,
a Subsidiary of NetSol Technologies, Inc.

Acquisition to Bring Potentially $20 Million In Investment For
First Nationwide Broadband Infrastructure In Pakistan

Calabasas, CA – August 8, 2003 – NetSol Technologies, Inc. (Nasdaq: NTWKC), a developer of proprietary software applications, today announced that it has entered into an agreement with United Kingdom-based Akhter Group PLC. Under the terms of the agreement, Akhter Group acquired 49.9 percent of NetSol Technologies’ wholly owned subsidiary, Pakistan-based NetSolConnect (Pvt) Ltd., an Internet Services Provider in Pakistan. Akhter, one of the longest established computer companies in the UK, is well recognized as a provider of managed Internet services, integrated networks both local area networks and wide area networks as well as metropolitan area networks within the UK.

“Akhter owns proprietary broadband technologies and solutions that will provide NetSolConnect a technologically strong platform for strengthening its telecommunications infrastructure within Pakistan with a goal of becoming a leading provider of broadband Internet access to both residential and commercial users,” said NetSol CEO Naeem Ghauri. “This untapped market presents a significant opportunity to NetSol and Akhter as Pakistan’s telecommunications infrastructure predominantly supports dial up access to the Internet.”

The initial stage of the agreement provides NetSol with an investment of up to $1 million in cash to launch a broadband infrastructure in Karachi, the largest business hub in Pakistan. The initial infrastructure will provide a 155MB backbone and a 5MB broadband to customer premises using a proprietary broadband technology and an infrastructure consisting of 20 hubs. After the successful launch of the initial six-month beta program to Karachi’s residential and commercial customers, additional rollouts of the hubs are scheduled in Lahore and Islamabad within a 12-month period.

The second investment into the program could provide up to $20 million to create the first Terabit backbone in Pakistan. This will allow NetSol to provide data, voice, video and other multi-media services to major cities within Pakistan.

“Akhter and NetSol’s partnership provides both companies with significant opportunities within Pakistan,” commented Ghauri. “Pakistan’s major cities must be supported with a fast, efficient and cost effective communications infrastructure to maintain the significant growth currently being experienced. Our investment and technical expertise can provide a broadband communications program that will be efficiently replicated throughout each major city within Pakistan.”

“After two decades in the technology industry, we have learned to invest our time and money in our customers, the continued growth of our company and our partnerships with well

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Akhter Group, a United Kingdom Company, Acquires 49.9 Percent of NetSolConnect,
a Subsidiary of NetSol Technologies, Inc.
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respected companies such as NetSol,” said Akhter Computers Chairman and CEO Humayun Mughal. “Our partnership with NetSol strengthens our collective footprint within Pakistan and gives us the opportunity to substantially improve our competitive position as we have the experience and the technologies to cost effectively provide a wide range of broadband Internet and data services to the populace. We look forward to expanding our services to provide the much needed voice, data, and multimedia broadband services – all from a single provider.

About Akhter Group PLC

Electronics expert Humayun Akhter Mughal founded Akhter in 1979. Through its 24 years as a high technology company, the $30 million company’s dedication to providing the very best value for its customers has become the hallmark of Akhter’s business. Akhter has a large UK customer base within defense, education, health and the public sector including major corporations. The company is a recognized provider of a wide range of computer products and related services as well as wireless broadband communications services including managed internet services and integrated networks whether local area networks, wide area networks or metropolitan area networks. For additional information, please visit www.akhter.com.

About NetSol Technologies, Inc.

NetSol Technologies is a leading end-to-end solution provider for the lease and finance industry. Headquartered in Calabasas, CA, NetSol Technologies, Inc. operates on a global basis with locations in the U.S., Europe, East Asia and Asia Pacific. NetSol helps its clients identify, evaluate and implement technology solutions to meet their most critical business challenges and maximize their bottom line. By utilizing its worldwide resources, NetSol has been delivering high quality, cost-effective IT services ranging from consulting and application-development to systems integration and outsourcing for years. Their commitment to quality is demonstrated by achieving both ISO 9001 and SEI (Software Engineering Institute) CMM (Capability Maturity Model) Level 3 assessment. For additional information, please visit www.netsoltek.com.

Securities Exchange Act of 1934

This release is comprised of inter-related information that must be interpreted in the context of all the information provided; accordingly, care should be exercised not to consider portions of this release out of context. This release is provided in compliance with Commission Regulation FD and contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumption or future events or performance, are not statements of historical fact and may be “forward-looking statements.” Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties, which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as “expects”, “will”, “anticipates”, “estimates”, “believes”, or statements indicating certain actions “may”, “could”, or “might” occur. Such statements reflect the current views of NetSol Technologies with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of the underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed or expected. NetSol Technologies does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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